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                                [LETTERHEAD]

August 6, 1998

To Whom It May Concern:

We consent to the references to our report on the Company's proved oil and gas reserves as of January 1, 1998, that are made throughout the Prospectus being used in connection with the Form SB-2 Registration Statement of Benz Energy Ltd., and to references to our firm under the caption "Experts" in the Prospectus.

Sincerely,

/s/ Clinton P. Crocker

On behalf of Crocker Company